Exhibit 4.5

SUMMARY OF Rights of Non-Voting Ordinary Shares

Voting Rights. Non-Voting Ordinary Shares (“Non-Voting Ordinary Shares”) (i) shall confer upon the shareholder no right to receive notice of, to attend, to speak at nor to vote at general meetings of Structure Therapeutics Inc. (the “Company”) except as may be required by law and (ii) for the avoidance of doubt, shall not entitle the holder thereof to vote on the election of directors at any time.

Distribution and Dividend Rights. The Non-Voting Ordinary Shares shall rank on parity with the Company’s Ordinary Shares (“Ordinary Shares”) as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary. The Non-Voting Ordinary Shares shall be entitled on an equal basis to any dividends declared on the Ordinary Shares (on an as-converted to Ordinary Share basis) to the extent permitted by law when, as and if declared by the board of directors of the Company.

Conversion Rights. Each holder of Non-Voting Ordinary Shares shall have the right to convert each Non-Voting Ordinary Share held by such holder into one (1) Ordinary Share (subject to appropriate adjustment in the event of any dividend, split, reverse split, combination or other similar recapitalization with respect to the Ordinary Shares)  at such holder’s election by providing written notice to the Company; provided, however, that such Non-Voting Ordinary Shares may only be converted into Ordinary Shares during such time or times as immediately prior to or as a result of such conversion would not result in the holder(s) thereof beneficially owning (for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”)), when aggregated with affiliates with whom such holder is required to aggregate beneficial ownership for purposes of Section 13(d) of the Exchange Act, in excess of the Beneficial Ownership Limitation (as defined below).

The “Beneficial Ownership Limitation” means initially 9.99% of the Ordinary Shares. Any holder of Non-Voting Ordinary Shares may increase the Beneficial Ownership Limitation with respect to such holder, not to exceed 19.99% of the Ordinary Shares, upon 61 days’ prior written notice to the Company and may decrease the Beneficial Ownership Limitation at any time upon providing written notice of such election to the Company; provided, however, that no holder may make such an election to change the percentage with respect to such holder unless all holders managed by the same investment advisor as such electing holder make the same election.

Conversion Process. Before any holder of Non-Voting Ordinary Shares shall be entitled to convert any Non-Voting Ordinary Shares into Ordinary Shares, such holder shall (A) surrender the certificate or certificates therefor (if any), duly endorsed, at the principal corporate office of the Company or the registered office provider for the Non-Voting Ordinary Shares, and (B) provide written notice to the Company, during regular business hours at its principal corporate office, of such conversion election (in form satisfactory to the Company) and shall state therein the name or names (i) in which the certificate or certificates representing the Ordinary Shares into which the Non-Voting Ordinary Shares are so converted are to be issued (if such Ordinary Shares are certificated) or (ii) in which such Ordinary Shares are to be registered in book-entry form (if such Ordinary Shares are uncertificated).

If the Ordinary Shares into which the Non-Voting Ordinary Shares are to be converted are to be issued in a name or names other than the name of the holder of the Non-Voting Ordinary Shares being converted, such notice shall be accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the holder.

Certificates. The Company shall, as soon as practicable thereafter, but in any event within two business days, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates representing the number of Ordinary Shares to which such holder shall be entitled upon such conversion (if such Ordinary Shares are certificated) or shall register such Ordinary Shares in book-entry form (if such Ordinary Shares are uncertificated). Such conversion shall be deemed to be effective immediately prior to the close of business on the date of such surrender of the Non-Voting Ordinary Shares to be converted following or contemporaneously with the provision of written notice of such conversion election as required by this section, the Ordinary Shares issuable upon such conversion shall be deemed to be outstanding as of such time, and the person or persons entitled to receive the Ordinary Shares issuable upon such conversion shall be deemed to be the record holder or holders of Ordinary Shares as of such time.

Notwithstanding anything herein to the contrary, Non-Voting Ordinary Shares represented by a lost, stolen or destroyed share certificate may be converted if the holder thereof notifies the Company or its registered office provider that such certificate has been lost, stolen or destroyed and makes an affidavit of that fact acceptable to the Company and executes an agreement acceptable to the Company to indemnify the Company from any loss incurred by it in connection with such certificate. The effectiveness of any conversion of any Non-Voting Ordinary Shares into Ordinary Shares is subject to the expiration or early termination of any applicable premerger notification and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.